SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                          -------------------

                                FORM S-3
                         REGISTRATION STATEMENT
                                UNDER
                         THE SECURITIES ACT OF 1933
                          -------------------
                         United Waste Systems, Inc.
                         (Exact Name of Registrant as Specified in Its Charter)

                                Delaware
                         (State or  Other Jurisdiction of Incorporation or
                          Organization)

                                  4953
                         (Primary Standard Industrial Classification Number)

                               13-3532338
                         (I.R.S. Employer Identification No.)

                         Four Greenwich Office Park
                         Greenwich, Connecticut 06830
                             (203) 622-3131
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of  Registrant's  Principal Executive Offices)

                           Bradley S. Jacobs
                         United Waste Systems, Inc.
                         Greenwich, Connecticut 06830
                             (203) 622-3131
(Name Including Zip Code, and Telephone Number, Including Area
Code, of  Agent For Service)

A copy of all communications, including communications sent to the agent for service, should be sent to:

                         Joseph Ehrenreich, Esq.
                          Ehrenreich & Krause
                         1140 Avenue of the Americas
                         New York, N.Y.  10036
                             (212) 302-8050

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

      If the only securities being registered on this form are
being offered pursuant to dividend or interest reinvestment
plans, please check the following box.    [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment
plans, check the following box.     [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                              Proposed
                              Maximum   Proposed
                              Offering  Maximum   Amount
Title of                      Price     Aggregate of
Securities to    Amount to         Per       Offering  Registration
be Registered  be Registered  Share          Price          Fee
-------------- -------------- ----------     --------- -------------

Common Stock,
par value
$.001 per share  108,872(1)        $35.75(2) $3,892,174          $1,180

--------------------------

(1)  Represents currently outstanding shares.
(2) Calculated solely for the purpose of determining the registration fee pursuant to Rules 457(c) based upon the average of the high and low sales price of the Company's Common Stock, as quoted through NASDAQ National Market, on October 8, 1996.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

PROSPECTUS

                         108,872 Shares

                         UNITED WASTE SYSTEMS, INC.

                              Common Stock

                         ----------------------

     This Prospectus relates to up to 108,872 shares of Common Stock ("Common Stock") of United Waste Systems, Inc. (the "Company"), that may from time to time be sold by the holders thereof identified herein (the "Selling Stockholders"). See "Selling Stockholders." None of the officers or directors of the Company is a Selling Stockholder. All of the shares to which this Prospectus relates were issued in private placements in 1996 as part of the consideration for certain acquisitions. The Company will not receive any of the proceeds from the sales of shares of Common Stock by the Selling Stockholders.

     The Common Stock offered by the Selling Stockholders (the "Resale Shares") may be sold from time to time by the Selling Stockholders directly to purchasers or, alternatively, may be offered from time to time through agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Selling Stockholder or purchasers of the Resale Shares (which compensation may be in excess of customary commissions). Sales of the Resale Shares may be made in one or more transactions through The Nasdaq Stock Market, otherwise in the over-the-counter market, in privately negotiated transactions or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price.

     Any brokers, dealers or agents that participate in the distribution of the Resale Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of such shares sold by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

                          --------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          --------------------

     The date of this Prospectus is           , 1996
     No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer of any securities in any jurisdiction to any person where such an offer would be unlawful. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                         AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     The Company makes certain filings with the Commission electronically. The Commission maintains a Web site
(http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock reference is hereby made to such Registration Statement and the exhibits filed therewith or incorporated therein by reference. The Registration Statement, including the exhibits filed therewith or incorporated therein by reference, may be inspected without charge at the public reference facilities maintained by the Commission and at the Commission's regional offices at the addresses stated above. Copies of these documents may be obtained from the Public Reference Section of the Commission at its office in Washington, D.C., set forth above at prescribed rates.

                         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated into this Prospectus by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (and Amendment No. 1 thereto on Form 10-Q/A), and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

     2.  The Company's Report on Form 8-K dated September 19,
1995 (filed on October 4, 1995)and Amendment No. 1 thereto (filed in December 1995).

     3.  The Company's Report on Form 8-K dated May 31, 1996.

     4.  The Company's Report on Form 8-K dated June 18, 1996.

     5.  The Company's Report on Form 8-K dated June 28, 1996
(filed on August 22, 1996).

     6. The Company's Reports on Form 10-C dated March 8, 1996, and June 18, 1996, respectively.

     7.  The Company's definitive proxy statement dated April 22,
1996, relating to its 1996 Annual Meeting of Stockholders.

     8. The description of the Company's Common Stock which is contained in its Registration Statement on Form 8-A dated
November 16, 1992, filed under the Exchange Act.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person (including any beneficial owner) to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Requests for such copies should be directed to United Waste Systems, Inc., Attention: Corporate Secretary, Four Greenwich Office Park, Greenwich, Connecticut 06830, telephone:
(203) 622-3131.

                         USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Resale Shares by the Selling Stockholders.

                          SELLING STOCKHOLDERS

     The Selling Stockholders are the persons identified in the table below (and any successor or transferee of any of such persons that hereafter acquires any of the Resale Shares in a private placement and is identified in a Prospectus Supplement hereto). All of the 108,872 shares of Common Stock of the Company offered by this Prospectus are being offered for the account of the Selling Stockholders. All of such shares are currently outstanding shares which were issued in private placements in 1996 as part of the consideration for certain acquisitions.

      Based upon information currently available to the Company, the table below indicates with respect to each Selling Stockholder, as of October 9, 1996, the number of shares of Common Stock held of record by such Selling Stockholder. The table below indicates by footnote reference any material relationship that a Selling Stockholder has had with the Company during the preceding three years. This Prospectus covers all shares of Common Stock shown in the table below.
                                             Shares of Common
     Name                                    Stock Owned
     ----------                              ------------------

     Thomas G. Jones(1)                             73,146

     Melvin Jahner(2)                               26,795

     Karen Jahner(2)                                 5,358

     Shane Jahner(2)                                 3,573

----------------------
(1) In September 1996, the Company acquired (through stock and asset purchases)two companies (Jones Sanitation, Inc. and River City Refuse) that were owned by Thomas G. Jones. The shares of Common Stock that the table indicates are owned by Mr. Jones are shares that were issued by the Company to Mr. Jones as consideration for the acquisition described above. Upon completion of such acquisition, Mr. Jones entered into an agreement to provide consulting services to the Company.

(2) In September 1996, the Company acquired Jahner Sanitation, Inc. Each of Melvin Jahner, Karen Jahner and Shane Jahner is a former stockholder of Jahner Sanitation, Inc. The shares of Common Stock that the table indicates are owned by such Selling Stockholders are shares that were issued by the Company as consideration for the acquisition described above. Upon completion of such acquisition, (i) Melvin Jahner entered into an agreement to provide consulting services to the Company and (ii) Shane Jahner became an employee of a subsidiary of the Company.

     Assuming that the Selling Stockholders dispose of all shares covered by this Prospectus (and assuming no additional acquisitions or dispositions of shares of Common Stock by such Selling Stockholders), none of the Selling Stockholders would continue to own of record any shares of Common Stock.

                         PLAN OF DISTRIBUTION

     The Selling Stockholders are offering shares of Common Stock for their own account, and not for the account of the Company.

     The Common Stock offered by the Selling Stockholders (the "Resale Shares") may be sold from time to time by the Selling Stockholders directly to purchasers or, alternatively, may be offered from time to time through agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Selling Stockholders or purchasers of the Resale Shares (which compensation may be in excess of customary commissions). Sales of the Resale Shares may be made in one or more transactions through The Nasdaq Stock Market, otherwise in the over-the-counter market, or in privately negotiated transactions or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price.

     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Stockholders.

     To the extent required, the Company will use its best efforts to file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information in this Prospectus.

                       VALIDITY OF COMMON STOCK

     The validity of the shares of Common Stock being sold in the offering has been passed upon for the Company by Ehrenreich &
Krause, New York, New York.

                                EXPERTS

     The consolidated financial statements of United Waste
Systems Inc., appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1995, and the supplemental consolidated financial statements of United Waste Systems, Inc., appearing in the Company's Current Report on Form 8-K dated June
28, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated and supplemental consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements of the PRM Acquired Companies appearing in the Company's Form 8-K/A dated September 19, 1995, and incorporated by reference herein have been audited by Coopers & Lybrand L.L.P., independent accountants as set forth in their report thereon appearing therein, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                PART II


Item 14.  Other Expenses of Issuance and Distribution

     The expenses of the Registrant in connection with the distribution of the securities being registered hereunder are set forth below and will be borne by the Registrant:

     Securities and Exchange Commission
          registration fee                        $ 1,180
     Printing expenses                              1,000
     Accounting fees and expenses                   7,000
     Legal fees and expenses                        5,000
     Miscellaneous                                    820
                                                    -----
          Total                                   $15,000
                                                  -------
                                                  -------
All amounts except the registration fee are estimated.

Item 15.  Indemnification of Directors and Officers.

     Pursuant to specific authority granted by Section 102 of the Delaware General Corporation Law (the "DGCL"), Article X of the Registrant's Certificate of Incorporation contains the following provision regarding limitation of liability of directors and officers:

          The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by Paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or any corresponding provision of the General Corporation Law of the State of Delaware.

     The Registrant, as a Delaware corporation, is empowered by
Section 145 of the DGCL, subject to the procedures and limitation stated therein, to indemnify any person against expenses
(including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employer or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. Article IX of Registrant's Amended and Restated
Certificate of Incorporation and Article V of Registrant's By-laws both provide for indemnification of its officers and directors to the full extent permitted by the DGCL. In addition, the Company has entered into indemnification agreements with each of its directors and officers. In general, these agreements require the Company to indemnify each of such persons against expenses, judgments, fines, settlements and other liabilities incurred in connection with any proceeding (including a derivative action) to which such person may be made a party by reason of the fact that such person is or was a director, officer or employee of the Company or guaranteed any obligations of the Company, provided that the right of an indemnitee to receive indemnification is subject to the following limitations: (i) an indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and (ii) in the case of a derivative action, an indemnitee is not entitled to indemnification in the event that he is judged in a final non-appealable decision of a court of competent jurisdiction to be liable to the Company due to willful misconduct in the performance of his duties to the Company (unless and only to the extent that the court determines that the indemnitee is fairly and reasonably entitled to indemnification).

     Pursuant to Section 145 of the DGCL, Registrant has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

Item 16.  Exhibits.

     See Exhibit Index.

Item 17.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

          (i)    To include any prospectus required by Section
    10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration
    Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                         SIGNATURES


     Pursuant to the requirements of Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Greenwich, Connecticut, on the 15th day of October, 1996.


United Waste Systems, Inc.


By:  Michael J. Nolan
     -----------------
     Michael J. Nolan
     Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates set forth opposite their names. Each person whose signature appears below hereby authorizes Bradley S. Jacobs, John
N. Milne and Michael J. Nolan and each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Bradley S. Jacobs, John N. Milne and Michael J. Nolan, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Bradley S. Jacobs
--------------------
Bradley S. Jacobs
Chairman, Chief Executive Officer and Director (Principal
Executive Officer)
October 10, 1996


John N. Milne
--------------------
John N. Milne, Director
October 10, 1996







G. Chris Andersen
--------------------
G. Chris Andersen, Director
October 10, 1996




--------------------
Lawrence J. Twill, Sr., Director
October   , 1996


Christian Weyer
--------------------
Christian Weyer, Director
October 10, 1996


J. Bryan Williams, III
--------------------
J. Bryan Williams, III, Director
October 10, 1996



Michael J. Nolan
--------------------
Michael J. Nolan, Chief Financial Officer
(principal financial officer)
October 10, 1996



Sandra E. Welwood
--------------------
Sandra E. Welwood, Vice President Controller
(principal accounting officer)
October 10, 1996
                 EXHIBIT INDEX

Exhibit Number and Exhibit
--------------------------
     4.1  Amended and Restated Certificate of Incorporation dated
October 31, 1991 (incorporated by reference to Exhibit No. 3.1 to the Registration Statement on Form S-1 Commission File
No. 33-53488)

     4.2 Certificate of Increase of Designated Number of Shares of Series B Cumulative Convertible Preferred Stock dated March 31, 1992 (incorporated by reference to Exhibit No. 3.2 to the Registration Statement on Form S-1 Commission File No.33-53488)

     4.3  Certificate of Correction to Amended and Restated
Certificate of Incorporation dated April 30, 1992 (incorporated by reference to Exhibit No. 3.3 to the Registration Statement on Form S-1 Commission File No.33-53488)

     4.4  Certificate of Amendment to Certificate of
Incorporation dated October 9, 1992 (incorporated by reference to
Exhibit No. 3.4 to the Registration Statement on Form S-1
Commission File No. 33-53488)

     4.5  Certificate of Amendment to Certificate of
Incorporation dated August 31, 1993 (incorporated by reference to
Exhibit No. 3.4.1 to the Registration Statement on Form S-1
Commission File No. 33-70832)

     4.6 By-laws (incorporated by reference to Exhibit No. 3.5 to the Registration Statement on Form S-1 Commission File
No. 33-53488)

     5.1  Opinion of Ehrenreich & Krause*

     23.1 Consent of Ehrenreich & Krause (included in the opinion filed as Exhibit 5.1)

     23.2  Consent of Ernst & Young LLP

     23.3  Consent of Coopers & Lybrand L.L.P.*

     23.4  Awareness Letter of Coopers & Lybrand L.L.P.*

     23.5  Consent of Hanson Rotter & Green*

     23.6  Consent of Hanson Rotter & Green*

     24.1  Power of Attorney (included in Part II of the
Registration Statement under the caption "Signatures")
------------------
*    To be filed by amendment.